UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 15, 2016

XIANGTIAN (USA) AIR POWER CO., LTD.
(Name of Small Business Issuer in its Charter)

Delaware	87-0640467
(State or Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)

Unit 602 CausewayBay Comm Bldg 1
Sugar Street, CausewayBay
Hong Kong, People’s Republic of China
(Address of principal executive offices)

86 10 859 10 261
(Telephone Number of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer and Acting Chief Financial Officer and Appointment of General Counsel

On April 15, 2016, Zhiqi Zhang notified the Company’s Board of Directors that he would resign as the Company’s Chief Executive Officer and Acting Chief Financial Officer, effective April 30, 2016. The Board of Directors accepted his resignation and appointed him to serve as the Company’s General Counsel effective upon his resignation.

Mr. Zhang will receive $9,663 as annual compensation in connection with this appointment. No material plan, contract, or arrangement was entered into or materially amended in connection with Mr. Zhang’s appointment as the General Counsel, and there was no grant or award to Mr. Zhang or modification under any such plan, contract, or arrangement in connection with his appointment.

Appointment of Chief Executive Officer and Acting Chief Financial Officer

On April 15, 2016, the Company’s Board of Directors approved the appointment of Zhou Deng Hua as the Chief Executive Officer and Acting Chief Financial Officer effective April 30, 2016. Mr. Zhou currently serves as Vice General Manager and as a Director. Mr. Zhou will continue as a director of the Company.

Mr. Zhou will receive $40,000 per year as compensation for his services in connection with this appointment. No material plan, contract, or arrangement was entered into or materially amended in connection with Mr. Zhou’s appointment as the Chief Executive Officer and Acting Chief Financial Officer, and there was no grant or award to Mr. Zhou or modification thereto under any such plan, contract, or arrangement in connection with his appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XIANGTIAN (USA) AIR POWER CO., LTD.

By: /s/ Zhiqi Zhang
Name: Zhiqi Zhang
Title: Chief Executive Officer
and Acting Chief Financial Officer

Date: April 29, 2016